Exhibit 23.2

March 7, 2024

Board of Directors

Fifth District Bancorp, Inc.

4000 General DeGaulle Drive

New Orleans, Louisiana 70114

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed by Fifth District Bancorp, Inc. with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights in such filing including the prospectus of Fifth District Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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